Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
December 1, 2021	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
Intuit Inc.	Hamburg	Seoul
2700 Coast Avenue	Hong Kong	Shanghai
Mountain View, California 94043	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:	Registration Statement No. 333-239397

1,548,700 Shares of Common Stock

To the addressees set forth above:

We have acted as special counsel to Intuit Inc., a Delaware corporation (the “Company”), in connection with the sale by certain shareholders of the Company (the “Selling Shareholders”) of 1,548,700 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2020 (Registration No. 333-239397) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated June 23, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a final prospectus supplement, dated November 29, 2021, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and are being offered pursuant to an underwriting agreement, dated November 29, 2021 (the “Underwriting Agreement”), among the Company, the Selling Shareholders and the representative of the several underwriters named therein.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the sale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to any other laws.

December 1, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated December 1, 2021, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP